Exhibit 4.4.2

RESTRICTED STOCK AWARD AGREEMENT

NOTICE OF GRANT OF RESTRICTED STOCK

DOW INC.

2019 STOCK INCENTIVE PLAN

The Grantee named below (“Grantee”) has been granted restricted stock with respect to a specified number of shares of Dow Inc. common stock, par value $0.01 per share (the “Shares”), as set forth below (this “Award”). This Award is subject to the provisions of the Dow Inc. 2019 Stock Incentive Plan (the “Plan”), this Notice of Grant of Restricted Stock (this “Notice”) and the Restricted Stock Award Agreement (together with this Notice, the “Agreement”). Capitalized terms used in this Agreement and not otherwise defined shall have the meanings assigned to such terms in the Plan. This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

Grantee:	[●]
Number of Shares:	[●]
Grant Price:	$[●]
Date of Grant:	[●]
Vesting Schedule:	Subject to the provisions of the Plan and this Agreement, this award will become vested on the second anniversary of the Date of Grant, provided that Grantee has been in Continuous Service since the Date of Grant.

By signing below, Grantee shall be deemed to have agreed to the terms and conditions of the Plan and this Agreement.

DOW INC.

By:
Name:
Title:

GRANTEE

By:
Name:
Date:

RESTRICTED STOCK AWARD AGREEMENT

DOW INC. 2019 STOCK INCENTIVE PLAN

1.    Grant of Award. The Company has granted to the Grantee, as of the Date of Grant specified in the Notice, an award of restricted stock (“Restricted Stock”) with respect to the number of shares of the Company’s Common Stock, par value $0.01 per share, as set forth in the Notice, on the terms set forth in the Plan and in this Agreement.

2.    Vesting of Award; Forfeiture. Shares of Restricted Stock will vest and become nonforfeitable in accordance with the schedule set forth in the Notice. Except as provided below, the Award shall immediately cease to vest upon the date the Grantee’s Continuous Service as a Director ends for any or no reason, with any portion of the Award that remains unvested as of such date to be immediately cancelled and forfeited by the Grantee. Notwithstanding the foregoing, if the Grantee ceases to be a Director before the vesting date set forth in the Notice due to (a) death, (b) disability, (c) personal family illness, or (d) expiration of service due to not being renominated or reelected by the shareholders of the Company, the Grantee will vest immediately in the Restricted Stock.

3.    Transfer Restrictions. Shares of Restricted Stock may not be sold, assigned, exchanged, transferred, pledged, hypothecated or otherwise disposed of by the Grantee, except as provided in Section 4 and Section 5 below.

4.    Lifting of Transfer Restrictions. With respect to vested shares of Restricted Stock, the restrictions set forth in Section 3 above shall lapse upon the earliest to occur of:

a.	Grantee’s death,

b.	Grantee’s resignation as a Director due to disability or personal family illness,

c.	The expiration of the Director’s term of service,

d.	Grantee’s failure to be reelected as a Director, or

e.

Grantee’s resignation as a Director for any other reason, provided that Grantee has attended at least 50% of the total Board and committee meetings which the Grantee was eligible to attend within the 12 months preceding the resignation date.

5.    Change in Control. In the event of a Change in Control, the Award shall become fully vested upon the consummation of the Change in Control, and all restrictions on transfer shall lapse as of such date, subject to applicable law.

6.    Rights as a Stockholder. The Grantee shall be entitled to all of the rights of a stockholder with respect to the shares of Common Stock underlying the Award, including the right to vote such shares and to receive dividends and other distributions payable with respect to such shares since the date of issuance of such shares.

7.    Legends. Shares shall be issued in the Grantee’s name and held in book-entry form with the appropriate legend noting the limitations on transferability, the risk of forfeiture, any other restrictions under this Agreement, and applicable securities law restrictions.

8.    No Right to Continued Service. Nothing in this Agreement shall interfere with, limit, or affect in any way, the right of the Company or any Affiliate to terminate Grantee’s service at any time, nor confer upon Grantee any right to continue in the service of the Company or any Affiliate.

9.    Payment of Taxes. The Grantee is ultimately liable and responsible for all taxes owed by the Grantee in connection with the Award. The Company makes no representation or undertaking regarding the tax treatment of the grant or vesting of the Award or the subsequent sale of any of the underlying shares. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate the Grantee’s tax liability.

10.    Section 409A. This Agreement and payments hereunder are intended to be exempt from the requirements of Section 409A of the Code.

11.    Governing Law. This Award and this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of choice or conflict of laws that would otherwise refer to the laws of another jurisdiction.

12.    Plan Controls. The terms contained in the Plan are hereby incorporated into and made a part of this Agreement, and this Agreement shall be governed by and construed in accordance with the Plan. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, or as to matters as to which this Agreement is silent, the provisions of the Plan shall be controlling and determinative.

13.    Entire Agreement. Subject to the following sentence, this Agreement and the Plan constitute the entire agreement between the parties and supersede all prior agreements and understandings relating to the subject matter of this Agreement and the Plan. Notwithstanding the foregoing sentence, this Agreement does not supersede any agreement between Grantee and the Company and/or its Affiliates that imposes non-competition, non-disclosure, non-solicitation, or other obligations on the Grantee. The terms of any such agreement described in the preceding sentence shall remain in full force and shall not be affected by the terms of this Agreement.

14.    Severability. If any one or more provisions of this Agreement are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding and enforceable.

15.    Waiver. The waiver by the Company with respect to Grantee’s compliance of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Grantee of such provision of this Agreement.

16.    Reformation. It is the intention of Grantee and the Company that if any of the restrictions, limitations, or obligations of the Grantee set forth in this Agreement are found by a court of competent jurisdiction to be overly broad, unreasonable, or otherwise unenforceable then these restrictions, limitations, or obligations shall be modified and enforced to the greatest extent that the court deems permissible.

17.    Successors and Third-Party Beneficiaries. This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan. Each of the Company’s Affiliates shall be deemed to be a third-party beneficiary under this Agreement. The provisions of this Agreement extend to these third-party beneficiaries.

18.    Notice. Notices and communications under this Agreement must be in writing (and in the case of notices by the Company, any such notice must be made by an individual authorized by the Committee to communicate regarding the subject of the notice) and unless provided otherwise in this Agreement or by the Committee, either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to: 2211 H.H. Dow Way, Midland, MI 48674, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

19.    Whistleblower Protections. Nothing in this Agreement, any other agreement, or policy of the Company or its Affiliates is intended, or should be interpreted, to prohibit the Grantee from (1) reporting possible violations of federal law or regulation to any government agency or entity, (2) making any disclosures that are protected under the whistleblower provisions of federal law or regulation, or (3) otherwise cooperating with any government inquiry, in each case without advance approval by, or prior, contemporaneous, or subsequent notice to, anyone in the Company of its Affiliates.

20.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company. The Grantee also agrees that all online acknowledgements shall have the same force and effect as a written signature.

21.    Data Privacy. The Grantee acknowledges and agrees that the Company and its Affiliates will process and retain certain personal data for the purposes of (1) calculating Awards, (2) monitoring Award terms and conditions, and (3) otherwise administering the Plan and Awards made under it. Such personal data may include, among other things, the Grantee’s address, email address, social security number, pay data, job title, and service dates. The Grantee consents to such processing, and to the sharing of such personal data with the Company, its Affiliates, its agents, its advisers, its regulators, and tax authorities, wherever appropriate.

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